Exhibit 99.1

PRESS RELEASE

U.S. Shipping Partners L. P. Files for Chapter 11 Protection with Pre-Arranged Restructuring Plan

Continues to Operate Business as Usual

Edison, NJ, April 30, 2009 – U.S. Shipping Partners, L.P. (PINKSHEETS: USSPZ) (the “Company”) announced today that it is voluntarily seeking relief to reduce and restructure its debts under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The bankruptcy filing was made with a “pre-arranged” restructuring plan, supported by a substantial majority of the Company’s secured lenders and noteholders, that will reduce its leverage and improve its liquidity. The voluntary pre-arranged filing allows the Company to continue its operations in the normal course through the financial restructuring process, providing uninterrupted service to its customers.

As previously reported, recent market conditions have placed increased pressure on the Company’s cash flow from operations, including a significant drop in demand and greater competition. The decision to pursue reorganization under chapter 11 came after extensive efforts to improve the Company’s liquidity and pursue strategic alternatives.

“Our commitment to providing safe, reliable and timely service is as strong as ever and our customers will receive the same superior service they have come to expect from our highly trained and seasoned employees,” said Ron O’Kelley, CEO of U.S. Shipping Partners. “This restructuring process will provide the operational flexibility necessary to manage through the current challenges we face in our industry, while allowing us to continue to modernize our fleet and build on our leading position,” O’Kelley continued.

As stated in the filing, U.S. Shipping Partners, L.P. and holders of more than two-thirds of its first and second lien debt have reached a consensual restructuring agreement. The restructuring plan, among other things, provides that $100 million of second lien debt will be exchanged for 50% of the equity of the reorganized company, maintains its first lien debt in place at an improved rate of interest, with the holders of the first lien debt receiving 50% of the equity of the reorganized company, and permits the Company to fund its operations through the bankruptcy period by accessing its approximately $15 million cash balance. In addition, a management equity plan will be established such that the management of the reorganized company will receive up to 10% of the equity, which will dilute equally the equity being given to the first and second lien debt holders. The existing and outstanding common units, subordinated units and general partnership interests of the Company will be cancelled without the payment of any amount to the holders thereof. The Company expects that it will complete its restructuring process during the third quarter of 2009.

The Company has filed a variety of first day motions with the Court that, with Court approval, will allow it to continue to conduct business without interruption. These motions are primarily designed to minimize any impact on the Company’s customers and employees. During the reorganization process, suppliers and subcontractors should expect to be paid for post-petition purchases of goods and services in the ordinary course of business.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services for refined petroleum, petrochemical and commodity chemical products in the U.S. domestic “coastwise” trade. The Company’s existing fleet consists of eleven tank vessels: four integrated tug barge units; one product tanker; three chemical parcel tankers and three ATBs, the first of which entered service in July 2007, the second entered service in August 2008 and the third entered service in early December 2008. The Company also operates one product tanker on behalf of its joint venture. The Company has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Company having one of the most modern versatile fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Company’s filings with the SEC and include, among other things, the impact of our bankruptcy filing on our business, customers and employees, our ability to successfully restructure our operations under the bankruptcy code, our liquidity, future charter rates, demand in the spot market for vessels, timely and on-budget delivery of our remaining ATB and the joint venture tankers currently under construction and a successful resolution of our litigation with the other owners of, and lenders to, our joint venture.

Contact Information:
Ronald L. O’Kelley
Chief Executive Officer
U.S. Shipping Partners L.P.
1-866-467-2400